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                                                            Exhibit 23.1





                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
National Semiconductor Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of National Semiconductor Corporation dated June 17, 1998 of our report dated June 4, 1997, except as to note 15, which is as of July 28, 1997, relating to the consolidated balance sheets of National Semiconductor Corporation as of May 25, 1997 and May 26, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended May 25, 1997, and the related financial statement schedule, which report appears in the May 25, 1997 Annual Report on Form 10-K of National Semiconductor Corporation.



//s// KPMG Peat Marwick LLP


Mountain View, California
June 15, 1998